Exhibit 99.1
Armstrong World Industries Announces Refinancing and Declares Special Cash Dividend
LANCASTER, Pa., November 23, 2010 / / — Armstrong World Industries, Inc (NYSE: AWI) announced today that it has closed on a new $1.050 billion senior secured credit facility and that its Board of Directors has declared a special cash dividend of $13.74 per share (approximately $800 million in the aggregate). Armstrong’s new credit facility includes $800 million of new term loans, a portion of which was used to repay $430 million principal amount of existing debt, and the remainder of which will be used to partially fund the special cash dividend. These transactions complete Armstrong’s previously announced leveraged recapitalization plan.
New Credit Facility
Armstrong’s new credit facility consists of a $250 million revolving credit facility (none of which was initially drawn, other than letters of credit), a $250 million term loan A and a $550 million term loan B. The revolving credit facility and term loan A mature in five years, and the term loan B matures in six and a half years.
Special Cash Dividend
The special cash dividend will be paid on December 10, 2010 to shareholders of record as of December 3, 2010. It will be funded in part by the proceeds of the new term loans remaining after repayment of existing debt and in part by cash on Armstrong’s balance sheet.
Because of the magnitude of the special cash dividend, the New York Stock Exchange has determined the ex-dividend date will be December 13, 2010, the business day following the payment date for the special cash dividend. Armstrong shareholders of record on the December 3, 2010 record date who subsequently sell their shares of common stock prior to the December 13, 2010 ex-dividend date will also be selling their right to receive the special cash dividend. Shareholders are encouraged to consult with their financial advisors regarding the specific implications of the deferral of the ex-dividend date.
The amount of Armstrong’s special cash dividend that would be treated as a dividend for U.S. tax purposes depends on the amount of Armstrong’s current and accumulated earnings and profits as determined under the Internal Revenue Code. Because this determination is made as of the close of Armstrong’s fiscal year (December 31, 2010), Armstrong is not in a position to determine the portion of the special cash dividend that will be treated as a dividend for U.S. tax purposes at this time. The portion of the special cash dividend that is treated as a dividend for U.S. tax purposes will be reported on the Forms 1099 sent to shareholders in 2011. Any portion of the special cash dividend that constitutes a dividend for U.S. tax purposes should constitute a “qualified dividend,” subject to generally applicable limitations. To the extent that the special cash dividend received by a shareholder exceeds the portion treated as a dividend for U.S. tax purposes, the excess would first be treated as a return of a taxpayer’s tax basis and thereafter as capital gain. The information set forth above is provided only for general use, and does not constitute a complete description of all of the U.S. tax consequences of the receipt of the special cash dividend or the ownership and disposition of Armstrong’s common shares. Shareholders should consult their own tax advisors concerning such consequences.

Ratings
As a result of the recapitalization, Standard & Poor’s and Moody’s have lowered their credit ratings on Armstrong to BB- (negative) and B1 respectively.
Forward Looking Statement
These materials contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, including Armstrong’s intention to pay a special cash dividend, the amount and timing of that payment and the sources of funds to be applied for that purpose. Such statements provide expectations or forecasts of future events. Our outcomes could differ materially due to known and unknown risks and uncertainties, including: the impact of our substantial new indebtedness; lower construction activity reducing our market opportunities; availability and costs for raw materials and energy; risks related to our international trade and business; business combinations among competitors, suppliers and customers; risks related to capital investments and restructurings; reduced business with key customers; and other factors disclosed in our recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We try to reduce both the likelihood that these risks will affect our businesses and their potential impact. However, no matter how accurate our foresight, how well we evaluate risks, and how effective we are at mitigating them, it is still possible that one of these problems or some other issue could have an adverse effect on our business, profitability, and the carrying value of assets. We undertake no obligation to update any forward-looking statement beyond what is required by applicable securities law.
About Armstrong and Additional Information
More details on Armstrong’s performance can be found in its Form 10-Q, filed with the SEC. To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), Armstrong provides additional measures of performance adjusted to exclude foreign exchange, and certain, expenses, gains and losses. Armstrong uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. Armstrong believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on our website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by Armstrong may not be comparable to non-GAAP financial measures used by other companies.
Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2009, Armstrong’s consolidated net sales totaled approximately $2.8 billion. Based in Lancaster, Pa., Armstrong operates 35 plants in eight countries and has approximately 10,000 employees worldwide. For more information, visit http://www.armstrong.com/.